Exhibit 16.1

PMB & Company, LLP
50 Francisco Street, Suite 120
San Francisco, CA 94133

May 26, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 2054

Re:	ITEC Environmental Group, Inc. (Commission File Number 033-31067)

Gentlemen:

We have read Item 4 of Form 8K, dated May 26, 2005, of ITEC Environmental Group, Inc., (ITEC), and we agree with such statements, except that we are not in a position to confirm that ITEC engaged new principal accountants on May 24, 2005, and therefore, during the fiscal years ended December 31, 2004 and 2003, and the subsequent interim period to the date hereof, ITEC did not consult Salberg & Company, P.A., regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-B.

Sincerely,

/s/ Pohl, McNabola, Berg & Company, LLP

Pohl, McNabola, Berg & Company, LLP